Exhibit 99.1

Company Contact: Ultralife Batteries, Inc. Pete Comerford (315) 332-7100 pcomerford@ulbi.com	Investor Relations Contact: Lippert/Heilshorn & Associates, Inc. Jody Burfening (212) 838-3777 jburfening@lhai.com
Ultralife Batteries Completes Acquisition of McDowell Research
Newark, New York — July 10, 2006 — Ultralife Batteries, Inc. (NASDAQ: ULBI) has completed the acquisition of McDowell Research, a manufacturer of military communications accessories located in Waco, Texas. In conjunction with the closing of the acquisition, Mr. Tom Hauke has been named a corporate officer of Ultralife Batteries and will retain his title as president of McDowell Research.
Under the terms of the agreement, the purchase price of approximately $25 million consists of $5 million in cash and a $20 million non-transferable convertible note held by the sellers. Ultralife’s primary lending banks have assisted with financing the cash portion of the purchase price by enhancing the company’s credit facility. The $20 million convertible note carries a five-year term and is convertible at $15 per share into 1.33 million shares of Ultralife common stock, with a forced conversion feature at $17.50 per share.
Established in 1992, McDowell, which ranked 357th on Inc. Magazine’s 2005 “Inc. 500” list of the fastest growing private companies in the U.S., designs and manufactures power solutions and accessories to support military communications systems including power supplies, RF Amplifiers, battery chargers, amplified speakers, equipment mounts, case equipment and integrated communication systems. In 2005 McDowell generated approximately $1.6 million in operating income on approximately $22 million in revenue. The 2005 operating income included $1.6 million in non-recurring costs associated with a development function that is not part of the acquisition.
“We acquired McDowell to enhance our channels into the rapidly growing special operations area and to strengthen our presence in global military markets,” said John D. Kavazanjian, Ultralife’s president and chief executive officer. “This acquisition will significantly broaden our solutions offerings in the military and government sectors.”
“This is a terrific move forward for us,” said Hauke. “Our 140 local employees will continue to do the same great work making the quality products our customers know they can depend on. Joining forces with a recognized industry leader positions us for greater market share and product penetration. We will continue to do business as ‘McDowell Research, an Ultralife Company,’ with the combined skills and talents of both entities.”
Mr. Hauke has been president of McDowell Research since founding the company in 1992. Prior to founding McDowell, Mr. Hauke was the general manager of Pats, Inc. from 1990 to 1992. From 1973 to 1990, Mr. Hauke was Vice President of the Avionics Electronic Warfare Systems Division of Chrysler Technologies Airborne Systems, Inc. Mr. Hauke has a B.S.E.E. from the Milwaukee School of Engineering and a M.S.E.E. from Southern Methodist University.
Information about McDowell Research is available at: www.mcdowellresearch.com.
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About Ultralife Batteries, Inc.
Ultralife is a global provider of high-energy power systems for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for use in military, industrial and consumer portable electronic products.
Through its portfolio of standard products and engineered solutions, Ultralife is at the forefront of providing the next generation of power systems. Industrial, retail and government customers include General Dynamics, Philips Medical Systems, General Motors, Energizer, Kidde Safety, Lowe’s, Radio Shack and the national defense agencies of the United States, United Kingdom, Germany and Australia, among others.
Ultralife’s headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife’s three other operating units are: Ultralife Batteries (UK) Ltd., in Abingdon, England; McDowell Research in Waco, Texas; and ABLE New Energy in Shenzhen, China. Detailed information on Ultralife is available at: www.ultralifebatteries.com.
This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.
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